Exhibit 99.1

H E I D R I C K & S T R U G G L E S

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES TAKES ACTION ON

PREVIOUSLY ANNOUNCED RESTRUCTURING PLAN

CHICAGO (June 17, 2005)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced that its Board of Directors has formally approved the previously announced plan for restructuring.

An estimated charge of between $26 million and $33 million is expected to be incurred, mostly in the 2005 second quarter, as a result of the restructuring plan. This range is higher than estimated earlier this year mainly due to additional opportunities to consolidate leased space. The restructuring charge includes between $16 million and $20 million for severance and related costs, and between $10 million and $13 million for the consolidation of office space and other infrastructure. Total cash expenditures resulting from this restructuring plan are expected to range between $25 million and $29 million. In addition, the company will pay approximately $7 million related to existing accruals on real estate as part of the implementation of this plan.

Potential annual cost savings from the restructuring plan are estimated to range from $15 million to $16 million, with approximately $7 million to $8 million in savings during 2005.

The restructuring plan includes a carefully considered strategic reduction in the company’s workforce, primarily in Europe, that will directly affect approximately 60 people—or around 5 percent of the company’s global workforce. The plan also includes the consolidation of office space and other infrastructure in Europe and the United States.

“We are taking action, doing what we said we needed to do to expand our profitability and drive performance, while still providing top-quality client service,” said Thomas J. Friel, chairman and chief executive officer of Heidrick & Struggles. “This restructuring has been central to our plans for 2005 and is consistent with our long-term strategy to increase profitability, particularly in Europe.”

- more -

Added L. Kevin Kelly, newly appointed president of the company’s Europe, Middle East, and Africa (EMEA) region: “Everything we do must be a step to make us stronger and more competitive. Right now we are focused on long-term business building within the EMEA team, with our colleagues in the Americas and Asia Pacific, and most of all with our clients.”

The company will provide additional details of its restructuring plan—including the actual 2005 second quarter charge, estimated charges expected after the 2005 second quarter, as well as cost savings and other details by region—during its 2005 second quarter financial results announcement on August 5, 2005.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information, please visit www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contact for media:	Eric Sodorff	+1 312-496-1613 or esodorff@heidrick.com
Contacts for analysts:	Eileen Kamerick, CFO	+1 312-496-1557 or ekamerick@heidrick.com
	Todd Welu, Controller	+1 312-496-1637 or twelu@heidrick.com